EXHIBIT 99.1

For Immediate Release	Contact: Tom Frank
484-947-2000

NOBEL LEARNING COMMUNITIES, INC. ANNOUNCES

SECOND QUARTER AND SIX-MONTH REVENUE AND EARNINGS

West Chester, PA, February 18, 2004 - Nobel Learning Communities, Inc. (NASDAQ: NLCI), a for-profit provider of education, special education and school management services for the pre-elementary through 12th grade market, today reported financial results for the second quarter and six months ended December 31, 2003.

For the second quarter of fiscal 2004, the Company reported net income of $658,000 or $0.07 per share (diluted) compared to a net loss of $3,371,000 or $0.53 per share (diluted) in the second quarter of fiscal 2003. Revenues for the second quarter of fiscal 2004 were $40,192,000, an increase of 6.1% over the $37,866,000 reported for the second quarter of fiscal 2003.

The Company’s improved performance in the second quarter of fiscal 2004 resulted from a reduction in losses, net of taxes, from the Company’s discontinued operations of $1,579,000, and the non-recurrence in the second quarter of fiscal 2004 of $600,000 of transaction costs related to an abandoned merger agreement and a $2,200,000 goodwill impairment charge that were recorded in the second quarter of fiscal 2003. Additionally, due to timing differences of the calendar quarter end, the second quarter ended December 31, 2003 has one extra day as compared to the prior year period, which resulted in an additional $571,000 of revenue and $94,000 of net income for the second quarter of fiscal 2004.

For the six months ended December 31, 2003, the Company reported a net loss of $1,908,000 or $0.34 per share (diluted) compared to a net loss of $5,226,000 or $0.83 per share (diluted) for the six months ended December 31, 2002. Revenues for the six months ended December 31, 2003 were $75,458,000, an increase of 7.0% over the $70,534,000 reported for the six months ended December 31, 2002.

The decrease in net loss primarily resulted from a reduction in losses, net of taxes, from the Company’s discontinued operations of $1,741,000, the non-recurrence in the first six months of fiscal 2004 of $1,018,000 of transaction costs related to an abandoned merger agreement and a $2,200,000 goodwill impairment charge that were recorded in the first six months of fiscal 2003. This decrease in net loss was partially offset by a $1,500,000 charge in the first quarter of fiscal

2004 for future consulting payments and health insurance benefits required under agreements with two former executives. Additionally, due to timing differences of the calendar, the six months ended December 31, 2003 has two extra days as compared to the prior year period, which resulted in an additional $1,319,000 of revenue and $242,000 of net income for the current six-month period.

George Bernstein, President and Chief Executive Officer of Nobel Learning Communities stated, “While we were pleased with our improved earnings for the second quarter we are acutely aware of the reduction in our school operating profit margin. We were adversely impacted by higher wage and health insurance costs, along with increased occupancy costs associated with new and/or not yet mature schools. We continued to make progress on our objectives of strengthening the Company’s capital structure and building an entirely new senior management team. During the second quarter, we hired our new Chief Financial Officer and Chief Operating Officer. Additionally, we made significant progress toward finalizing the last pieces of our capital structure transition once this is completed we will be able to devote our full attention and resources to driving revenue and improving operations.”

Except for historical information contained in this press release, the information in this press release consists of forward looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. Potential risks and uncertainties include changes in market demand, market condition and competitive activities, and the acceptance of newly developed and converted schools. Other risks and uncertainties are discussed in NLCI’s filings with the SEC. These statements are based only on management’s knowledge and expectations on the date of this press release. NLCI will not necessarily update these statements or other information in this press release based on future events or circumstances.

Nobel Learning Communities, Inc.

Consolidated Statements of Operations

For the Three Months and Six Months Ended December 31, 2003 and December 31, 2002

(In thousands except earnings per share data)

	Three Months Ended Dec. 31,		Six Months Ended Dec. 31,
	2003	2002	2003	2002
Revenues	$40,192	$37,866	$75,458	$70,534

School operating profit	5,138	5,078	7,556	7,202
Goodwill impairment	—	2,200	—	2,200
Transaction related cost	—	600	—	1,018
General and administrative	3,179	3,005	7,889	5,716

Operating income (loss)	1,959	(727)	(333)	(1,732)
Interest expense	1,076	817	1,919	1,689
Other (income) expense and minority interest	(64)	2	(54)	25

Income (loss) from continuing operations before income taxes	947	(1,546)	(2,198)	(3,446)
Income taxes expense (benefit)	312	269	(840)	(511)

Income (loss) from continuing operations	635	(1,815)	(1,358)	(2,935)
Loss from discontinued operations, net of taxes	23	(1,556)	(550)	(2,291)

Net income (loss)	658	(3,371)	(1,908)	(5,226)
Preferred stock dividends	133	21	250	41

Income (loss) available to common shareholders	$525	$(3,392)	$(2,158)	$(5,267)

Weighted average common shares - basic	6,459	6,332	6,425	6,328
Basic income (loss) per share:
Income (loss) from continuing operations	$0.08	$(0.29)	$(0.25)	$(0.47)
Discontinued operations	—	(0.24)	(0.09)	(0.36)

Income (loss) per share	$0.08	$(0.53)	$(0.34)	$(0.83)

Weighted average common shares - diluted	9,267	6,332	6,425	6,328

Diluted income (loss) per share:
Income (loss) from continuing operations	$0.07	$(0.29)	$(0.25)	$(0.47)
Discontinued operations	—	(0.24)	(0.09)	(0.36)

Income (loss) per share	$0.07	$(0.53)	$(0.34)	$(0.83)

Selected Balance sheet data:

	As of Dec. 31, 2003	As of June 30, 2003
Cash and cash equivalents	$3,953	$4,722
Property and equipment, net (Including assets held for sale)	32,358	35,958
Goodwill	39,965	39,965
Total debt	27,373	35,465
Stockholders’ equity	38,291	37,075